Water Park

WATER BAR

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q2 2025

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q2 2025 EARNINGS RELEASE
SECTION TWO

Q2 2025 SUPPLEMENTAL INFORMATION
SECTION THREE

Management Letter

July 29, 2025

Our Fellow Shareholders:

As we close the second quarter of 2025, we remain steadfast in our commitment to long-term NAV per share growth, even as macroeconomic and political uncertainties persist. The evolving federal landscape continues to shape the DC real estate market. Notably, the adverse impact of federal spending cuts and headcount reductions appears to be materializing. We continue to expect uncertain economic growth and a more cautious, though still active, leasing environment. In this context, we continue to lean into our role as disciplined capital allocators. Drawing on our deep expertise in mixed-use, urban infill real estate, we are strategically repositioning the portfolio to align with evolving market conditions. With office values at historically low levels and multifamily assets still commanding attractive pricing, we are executing a deliberate pivot: reallocating capital from multifamily assets toward office investments through both opportunistic acquisitions and share repurchases, reinforcing our focus on long-term NAV per share growth. This shift reflects our conviction that office now offers a more compelling risk-adjusted return profile.

The following are a few highlights since last quarter.

Sold $452.0 million of assets at a 4.6% capitalization rate (4.9% on the income-producing multifamily assets). We continue to dispose of select multifamily and land assets to match-fund, either before or after the fact, our share repurchases and other opportunistic investments.

Acquired Tysons Dulles Plaza, a three-building office campus in Tysons, Virginia for $42.3 million, representing over a 20% in-place capitalization rate. The three office buildings comprise approximately 491,500 square feet; we intend to redevelop one of the buildings into approximately 300,000 square feet (300 units) of new multifamily. Given our extremely low basis, we have the ability to offer attractive lease terms to incentivize external demand while maintaining the flexibility to relocate existing tenancy while we re-entitle one of the buildings for residential use.

Completed 208,000 square feet of office leases, and our multifamily portfolio continued to exhibit resilience. Our office leasing had a weighted average lease term of 5.8 years and included 82,000 square feet of new leases in National Landing. Our In-Service multifamily portfolio ended the quarter at 94.8% leased and 92.9% occupied. In our Same Store multifamily portfolio, we increased effective rents by 1.0% for new leases and 8.9% upon renewal while achieving a 49.0% renewal rate. We have also seen strong demand for our most recently completed asset, The Zoe, which was 40.0% leased as of this week.

LEO Impact Capital, our investment management platform focused on preserving affordability for middle-income residents, had an initial closing of its new multi-market fund, LEO Impact Housing Fund, totaling $64.5 million (including accordions). The LEO Impact Housing Fund will invest in high impact neighborhoods characterized by low rates of poverty, high levels of educational achievement, and access to jobs and good schools with a focus in Atlanta, Charlotte, DC, Nashville, and Raleigh. This milestone reflects growing investor confidence in our investment management platform and its mission. We are grateful to our investors – especially Bank of America and Truist – for their support in this endeavor.

Capital Allocation

Our capital allocation strategy remains anchored in our core objective: maximizing long-term NAV per share growth. With deep expertise in mixed-use, urban infill real estate, we have consistently rotated across asset classes based on relative value, cost of capital, and risk-adjusted return potential. In prior cycles, this meant selling low cap rate CBD office and investing in multifamily development. More recently, as our share price implied little to no value for our office portfolio, repurchasing our own discounted shares became the most accretive use of capital. Today, with office values at historically distressed levels, selling into this market would be value-destructive and likely will remain so for some time. By contrast, multifamily assets continue to command attractive pricing in the private market. Monetizing these more liquid assets – particularly where we can achieve premiums to NAV – provides the most efficient source of capital for share repurchases and other opportunistic investments. This disciplined approach allows us to recycle capital into opportunities that we believe offer the greatest potential for NAV per share growth.

During the second quarter, we sold: WestEnd25, a 283-unit multifamily asset in the West End submarket of Washington, DC, for $186.0 million; a 40% interest in West Half, a 465-unit multifamily asset in the Ballpark submarket of Washington, DC, for $100.0 million; and Capitol Point North, a development parcel in the NoMa submarket of Washington, DC, for $11.0 million. Subsequent to quarter end, we sold The Batley, a 432-unit multifamily asset in the Union Market neighborhood of Washington, DC, for $155.0 million. These sales represent an average capitalization rate of 4.9% on the income-producing multifamily assets and further advance our strategy to more highly concentrate our portfolio in National Landing and recycle capital out of assets that are most liquid in today’s capital markets at or above NAV and into high-conviction opportunities, including share repurchases and distressed office investments.

As always, we intend to pursue new investments that align with our strategy and competitive advantages. We expect to fund these investments primarily through asset recycling, either in advance or retrospectively. Given the substantial discount of our share price relative to NAV, we have allocated a significant amount of our capital to share repurchases. Our strong balance sheet and substantial liquidity enable us to take advantage of this disparity. So far this year, we have repurchased 23.6 million shares at an average price of $15.98 per share, totaling $376.9 million. Since launching our share repurchase program in 2020, we have repurchased 80.4 million shares, which is approximately 60% of the shares outstanding as of December 31, 2019, at an average price of $18.72 per share, totaling $1.5 billion.

In addition to share repurchases, we continue to explore opportunities to capitalize on distressed office pricing, monetize our land bank, and generate incremental fee revenue and carried interest income via joint ventures with third-party investors. During the second quarter, we acquired Tysons Dulles Plaza, a 491,500-square-foot, three-building office campus in Tysons, Virginia, with the opportunity to redevelop one of the buildings into approximately 300,000 square feet (300 units) of new multifamily, for $42.3 million. The acquisition represents a capitalization rate of over 20.0% on in-place NOI. We believe the current market distress is creating some of the most attractive office investment opportunities in nearly two decades. Our low basis enables us to offer competitive lease terms to attract new tenants while preserving the flexibility to relocate existing tenancy as we pursue re-entitlement of one of the buildings for residential use. We are actively evaluating additional investments with similar profiles – particularly where we can apply our proven mixed-use and development expertise to unlock long-term value.

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Financial and Operating Metrics

For the three months ended June 30, 2025, we reported Core FFO attributable to common shares of $12.7 million, or $0.19 per diluted share. Annualized NOI is up 0.1% quarter over quarter, totaling $251.0 million, excluding the assets that were sold, recapitalized, and acquired. Our multifamily portfolio ended the quarter at 89.0% leased and 85.8% occupied, and our In-Service multifamily portfolio was 94.8% leased and 92.9% occupied. Our office portfolio ended the quarter at 76.5% leased and 74.8% occupied. Our portfolio Same Store NOI decreased 3.0% for the three months ended June 30, 2025.

As of June 30, 2025, our Net Debt to Annualized Adjusted EBITDA was 11.8x. We are currently operating at elevated leverage levels as a result of an increase in interest expense as we complete our remaining under-construction asset and cease capitalizing interest on it. We expect the impact on our leverage will be lessened by: (i) additional income from the stabilization of our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen); (ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and (iii) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

Our floating rate exposure remains low, with 84.4% of our debt fixed or hedged as of the end of the second quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. This year we have $33.0 million of debt maturing, representing 1.3% of total debt, which is non-recourse and secured by a DC office asset owned in a joint venture where we believe the outstanding principal balance of the mortgage collateralizing the asset exceeds the asset’s current value. Our remaining debt has a weighted average maturity of 3.4 years, after adjusting for by-right extension options, and we have no other debt maturities until December 2026. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our In-Service multifamily portfolio ended the quarter at 94.8% leased, down 0.9%, and 92.9% occupied, down 1.4% quarter over quarter. In our Same Store multifamily portfolio, we increased effective rents by 1.0% for new leases and 8.9% upon renewal while achieving a 49.0% renewal rate. Our multifamily portfolio Same Store NOI decreased 1.5% for the three months ended June 30, 2025.

We continue to make progress leasing The Grace and Reva, which are 83.5% leased as of this week, and The Zoe, which is 40.0% leased as of this week. Since Amazon brought their employees back to the office five days a week on January 2nd, we have seen a 30.0% increase in the number of Amazonians living in our National Landing multifamily portfolio. We believe that the amenity-rich environment we have developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance.

DC Metro Multifamily Trends (based on CoStar, Apartment List, and regional data)

The DC metro multifamily market has demonstrated resilience during a period of tremendous federal uncertainty that characterized the first half of the year. Year-over-year rent growth of 1.5% did show some deceleration from earlier in the year but it remains significantly above the US average of -0.7% during the same period, according to data from Apartment List. Median absolute rents also remain at a high point with healthy occupancy levels of just below 93.9% – albeit a level slightly below the 94.5% reported at the end of last quarter while remaining above the US average. With the passage of a federal budget and the wind-down of most public federal bloodletting, it's likely that the market will also begin to settle through year end and even start to realize the benefits of an enhanced defense and homeland security budget and the continued record low level of new deliveries.

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On the topic of new supply, the story remains uniformly positive: the pipeline remains constrained with just 1.4% of total inventory under construction, underscoring the formidable barriers to new starts in the current high-cost and rate environment. We saw only one new start break ground during the second quarter – and that was for a wood frame job in the exurbs of the market. This trickle of new supply, coupled with strong employment fundamentals, should create a robust environment for growth.

Office Trends

Our office portfolio ended the quarter at 76.5% leased, down 1.8% quarter over quarter, and 74.8% occupied, down 1.6% quarter over quarter. In the second quarter, we executed 208,000 square feet of leases with a weighted average lease term of 5.8 years. For second generation leases, the rental rate mark-to-market was negative 6.1%.

Leasing activity picked up in the second quarter despite the overhang of continued uncertainty regarding federal government staffing and spending changes. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) companies who need SCIF/secure facility space; (ii) technology-related new tenants largely attracted by the recent delivery of our placemaking interventions; and (iii) defense-related tenants who have long called this submarket home. Approximately 93% of our second quarter leasing activity was with tenants in the defense and technology industries. Looking forward, we have modest lease roll in National Landing over the next five years, averaging approximately 6.2% per year, and we expect our retention rate to improve given approximately 70% of our tenancy in our National Landing portfolio comprises defense-tech tenants.

Our leasing efforts continue to focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking initiatives and that are accessible via multi-modal transportation. In total, we will have taken over 1.0 million square feet of obsolete office space out of service in National Landing. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment or conversion to multifamily housing, hospitality, or other complimentary uses that will support a vibrant mixed-use environment.

Northern Virginia Office Trends (based on JLL and CBRE data)

The biggest news in the office market was the recent passage of the “Big Beautiful Bill,” particularly the adoption of a historic $1.0 trillion defense budget which should disproportionately benefit Northern Virginia. We believe its focus on both innovative new technology and lethal systems will drive demand to National Landing given its massive concentration of contractors and proximity to the Pentagon, Amazon, and Virginia Tech. While there is likely to be broader market fallout from budget cuts elsewhere, we expect that those impacts will be most concentrated in Maryland and DC with their greater exposure to life sciences and other civilian functions of the federal government.

Notwithstanding the promise of greater defense funding to come, CBRE and JLL both reported a sluggish first half, with net absorption essentially flat year-to-date, largely reflective of tenant caution ahead of the federal budget process and the DOGE efforts – “unknowns” which have started to become much closer to “knowns” – both good and bad. That uncertainty created a backlog of demand, with CBRE reporting 4.3 million square feet of active but not-yet-signed requirements out in the Northern Virginia market. This backlog is positive for absorption through the balance of the year and coupled with the 12.4 million square feet of office space that JLL has identified as slated for residential conversion, it suggests that vacancy could begin to abate. As positive as these two data points are, they will take some time to meaningfully impact the market’s 23.0% direct vacancy rate. This makes us long-term believers in Northern Virginia office – particularly National Landing and other defense nodes – but we also recognize that health will come back to the market over a period of years and not quarters.

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* * *

Despite a constantly shifting landscape, our strategy remains clear: we are focused on long-term value creation, not short-term noise. Our transformation of National Landing is a testament to our ability to execute with vision and discipline, and we remain committed to enhancing the stability and enduring strength of both our office and multifamily portfolios. With office valuations at generational lows and our shares trading at a meaningful discount to NAV, we see a rare window to deploy capital into high-conviction opportunities that we believe will drive substantial NAV per share growth over time.

We appreciate your continued trust and partnership as we pursue opportunities that we believe will deliver enduring value for our shareholders.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES SECOND QUARTER 2025 RESULTS

Bethesda, MD (July 29, 2025) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2025 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Second Quarter 2025 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Second Quarter 2025 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	SECOND QUARTER AND YEAR-TO-DATE COMPARISON
in millions, except per share amounts	Three Months Ended				Six Months Ended
	June 30, 2025		June 30, 2024		June 30, 2025		June 30, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1) (2)	$(19.2)	$(0.29)	$(24.4)	$(0.27)	$(65.0)	$(0.87)	$(56.6)	$(0.63)
FFO (2)	$10.0	$0.15	$14.3	$0.16	$3.7	$0.05	$25.0	$0.27
Core FFO	$12.7	$0.19	$16.1	$0.18	$19.9	$0.27	$43.0	$0.47

_____________

(1)	Includes gains on the sale of real estate of $41.8 million and $42.4 million for the three and six months ended June 30, 2025. Includes real estate impairment losses of $31.8 million for the three and six months ended June 30, 2025.
(2)	Includes impairment losses related to non-depreciable real estate assets of $8.5 million and $18.2 million for the six months ended June 30, 2025 and 2024.
●	Annualized Net Operating Income ("Annualized NOI") for the three months ended June 30, 2025 was $268.4 million, compared to $270.1 million for the three months ended March 31, 2025, at our share. Excluding the assets that were sold, recapitalized, and acquired through June 30, 2025, Annualized NOI for the three months ended June 30, 2025 was $251.0 million, compared to $250.8 million for the three months ended March 31, 2025, at our share.

●	Same Store NOI ("SSNOI") at our share decreased 3.0% quarter-over-quarter to $59.5 million for the three months ended June 30, 2025.
o	The decrease in SSNOI was substantially attributable to (i) lower occupancy and higher operating expenses, partially offset by higher rents in our multifamily portfolio and (ii) lower occupancy and recovery revenue, partially offset by lower real estate taxes in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 89.0% leased and 85.8% occupied as of June 30, 2025, compared to 93.0% and 91.3% as of March 31, 2025. Our operating In-Service multifamily portfolio was 94.8% leased and 92.9% occupied as of June 30, 2025, compared to 95.7% and 94.3% as of March 31, 2025.
●	In our Same Store multifamily portfolio, we increased effective rents by 1.0% for new leases and 8.9% upon renewal for second quarter lease expirations while achieving a 49.0% renewal rate.
●	The operating commercial portfolio was 76.5% leased and 74.8% occupied as of June 30, 2025, compared to 78.3% and 76.4% as of March 31, 2025, at our share.
●	Executed approximately 208,000 square feet of office leases at our share during the three months ended June 30, 2025, including approximately 87,000 square feet of new leases. Second-generation leases generated a 6.1% rental rate decrease on a cash basis and a 4.8% rental rate decrease on a GAAP basis.
●	Executed approximately 279,000 square feet of office leases at our share during the six months ended June 30, 2025, including approximately 101,000 square feet of new leases. Second-generation leases generated a 4.6% rental rate decrease on a cash basis and a 3.5% rental rate decrease on a GAAP basis.

Development Portfolio

Under-Construction

●	As of June 30, 2025, we had one multifamily asset under construction, Valen (formerly 2000 South Bell Street), consisting of 355 units at our share.

Development Pipeline

●	As of June 30, 2025, we had 19 assets in the development pipeline consisting of 8.7 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended June 30, 2025, revenue from third-party real estate services, including reimbursements, was $14.8 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $6.9 million, primarily driven by $4.0 million of property and asset management fees, $1.1 million of leasing fees and $1.0 million of other service revenue.

Balance Sheet

●	As of June 30, 2025, our total enterprise value was approximately $3.8 billion, comprising 76.0 million common shares and units valued at $1.3 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.5 billion, less cash and cash equivalents at our share of $65.6 million.
●	As of June 30, 2025, we had $61.4 million of cash and cash equivalents ($65.6 million of cash and cash equivalents at our share), and $524.0 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended June 30, 2025 was 11.8x, and our Net Debt / total enterprise value was 65.3% as of June 30, 2025.

Investing and Financing Activities

●	In May 2025, we acquired Tysons Dulles Plaza, a 491,494-square-foot three-building office campus in Tysons, Virginia, with the opportunity to redevelop one of the buildings into approximately 300,000 square feet (300 units) of new multifamily, for $42.3 million.
●	In May 2025, we a sold a 40.0% interest in a real estate venture that owns West Half, a multifamily asset with 465 units in Washington, DC, for $100.0 million.
●	In June 2025, we sold Capitol Point – North, a development parcel in Washington, DC, for $11.0 million.
●	In June 2025, we sold WestEnd25, a multifamily asset with 283 units in Washington, DC, for $186.0 million. In connection with the disposition, we repaid the related $97.5 million mortgage loan.
●	During the second quarter of 2025, we repurchased and retired 11.2 million common shares for $184.9 million, a weighted average purchase price per share of $16.54.

Subsequent to June 30, 2025

●	In July 2025, we sold The Batley, a multifamily asset with 432 units in Washington, DC, for $155.0 million.
●	Through July 25, 2025, we repurchased and retired 264,209 common shares for $4.6 million, a weighted average purchase price per share of $17.26, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On July 24, 2025, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on August 21, 2025 to shareholders of record as of August 7, 2025.

About JBG SMITH

JBG SMITH owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office, and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 12.0 million square feet at share of multifamily, office and retail assets, 98%

of which are Metro-served. It also maintains a development pipeline encompassing 8.7 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, and delivery dates for the projects we are developing and the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share,"

"our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2025.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended June 30, 2025.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	June 30, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$995,504	$1,109,172
Buildings and improvements	3,860,105	4,083,937
Construction in progress, including land	340,944	338,333
	5,196,553	5,531,442
Less: accumulated depreciation	(1,420,865)	(1,419,983)
Real estate, net	3,775,688	4,111,459
Cash and cash equivalents	61,432	145,804
Restricted cash	29,530	37,388
Tenant and other receivables	21,372	23,478
Deferred rent receivable	175,709	170,153
Investments in unconsolidated real estate ventures	93,859	93,654
Deferred leasing costs, net	70,684	69,821
Intangible assets, net	52,863	47,000
Other assets, net	117,076	131,318
Assets held for sale	151,082	190,465
TOTAL ASSETS	$4,549,295	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,540,670	$1,767,173
Revolving credit facility	226,000	85,000
Term loans, net	718,252	717,853
Accounts payable and accrued expenses	81,312	101,096
Other liabilities, net	116,109	115,827
Liabilities related to assets held for sale	956	901
Total liabilities	2,683,299	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	543,203	423,632
Total equity	1,322,793	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,549,295	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE
Property rental	$106,509	$112,536	$208,008	$235,172
Third-party real estate services, including reimbursements	14,805	17,397	29,719	35,265
Other revenue	5,165	5,387	9,438	10,067
Total revenue	126,479	135,320	247,165	280,504
EXPENSES
Depreciation and amortization	47,560	51,306	95,147	108,161
Property operating	34,875	36,254	68,312	71,533
Real estate taxes	12,651	14,399	24,823	28,194
General and administrative:
Corporate and other	16,720	17,001	32,277	31,974
Third-party real estate services	13,562	18,650	29,633	40,977
Transaction and other costs	2,846	824	4,757	2,338
Total expenses	128,214	138,434	254,949	283,177
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	1,091	(226)	499	749
Interest and other income, net	698	3,432	1,223	5,532
Interest expense	(35,571)	(31,973)	(70,771)	(62,133)
Gain on the sale of real estate, net	41,832	89	42,369	286
Gain (loss) on the extinguishment of debt, net	2,234	—	(2,402)	—
Impairment loss	(31,813)	(1,025)	(40,296)	(18,236)
Total other income (expense)	(21,529)	(29,703)	(69,378)	(73,802)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(23,264)	(32,817)	(77,162)	(76,475)
Income tax (expense) benefit	83	(597)	283	871
NET LOSS	(23,181)	(33,414)	(76,879)	(75,604)
Net loss attributable to redeemable noncontrolling interests	3,940	3,454	11,918	7,988
Net loss attributable to noncontrolling interests	—	5,587	—	10,967
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(19,241)	$(24,373)	$(64,961)	$(56,649)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.29)	$(0.27)	$(0.87)	$(0.63)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	68,287	91,030	74,867	91,832

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(23,181)		$(33,414)		$(76,879)		$(75,604)
Depreciation and amortization expense	47,560		51,306		95,147		108,161
Interest expense	35,571		31,973		70,771		62,133
Income tax expense (benefit)	(83)		597		(283)		(871)
Unconsolidated real estate ventures allocated share of above adjustments	1,835		1,830		3,617		4,382
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(270)		—		(270)		—
EBITDA	$61,432		$52,292		$92,103		$98,201
Gain on the sale of real estate, net	(41,832)		(89)		(42,369)		(286)
Pro rata share of gain on the sale of unconsolidated real estate assets	(1,500)		—		(1,500)		(480)
Real estate impairment loss	31,813		—		31,813		—

EBITDAre	$49,913		$52,203		$80,047		$97,435
Transaction and other costs (1)	2,846		824		4,757		2,338
Litigation costs (2)	2,500		—		2,500		—
(Income) loss from investments, net	(98)		(614)		278		(672)
Impairment loss related to non-depreciable real estate	—		1,025		8,483		18,236
(Gain) loss on the extinguishment of debt, net	(2,234)		—		2,402		—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(217)		(458)		(401)		(671)

Adjusted EBITDA	$52,710		$52,980		$98,066		$116,666

Net Debt to Annualized Adjusted EBITDA (3)	11.8	x	11.9	x	12.6	x	10.8	x

					June 30, 2025		June 30, 2024
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,479,101		$2,625,329
Unconsolidated indebtedness (4)					67,114		66,553
Total consolidated and unconsolidated indebtedness					2,546,215		2,691,882
Less: cash and cash equivalents					65,606		169,278
Net Debt (at JBG SMITH Share)					$2,480,609		$2,522,604

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2025 and 2024 months is annualized by multiplying by two.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	XX	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(19,241)	$(24,373)		$(64,961)	$(56,649)
Net loss attributable to redeemable noncontrolling interests	(3,940)	(3,454)		(11,918)	(7,988)
Net loss attributable to noncontrolling interests	—	(5,587)		—	(10,967)
Net loss	(23,181)	(33,414)		(76,879)	(75,604)
Gain on the sale of real estate, net of tax	(41,832)	(89)		(42,369)	(1,498)
Pro rata share of gain on the sale of unconsolidated real estate assets	(1,500)	—		(1,500)	(480)
Real estate depreciation and amortization	46,508	49,631		92,469	104,818
Real estate impairment loss	31,813	—		31,813	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	786	799		1,565	2,290
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(270)	—		(270)	—
FFO Attributable to OP Units	$12,324	$16,927		$4,829	$29,526
FFO attributable to redeemable noncontrolling interests	(2,371)	(2,592)		(1,106)	(4,513)
FFO Attributable to Common Shareholders	$9,953	$14,335		$3,723	$25,013

FFO attributable to OP Units	$12,324	$16,927		$4,829	$29,526
Transaction and other costs, net of tax (1)	2,846	840		4,757	1,984
Litigation costs (2)	2,500	—		2,500	—
(Income) loss from investments, net of tax	(74)	(465)		211	(509)
Impairment loss related to non-depreciable real estate	—	1,025		8,483	18,236
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(24)	28		(56)	70
(Gain) loss on the extinguishment of debt, net	(2,234)	—		2,402	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(217)	(458)		(401)	(671)
Amortization of management contracts intangible, net of tax	622	1,065		1,678	2,119
Core FFO Attributable to OP Units	$15,743	$18,962		$24,403	$50,755
Core FFO attributable to redeemable noncontrolling interests	(3,029)	(2,904)		(4,491)	(7,753)
Core FFO Attributable to Common Shareholders	$12,714	$16,058		$19,912	$43,002
FFO per common share - diluted	$0.15	$0.16		$0.05	$0.27
Core FFO per common share - diluted	$0.19	$0.18		$0.27	$0.47
Weighted average shares - diluted (FFO and Core FFO)	68,451	91,154		75,063	91,989

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$15,743	$18,962	$24,403	$50,755
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(9,108)	(12,095)	(20,886)	(21,130)
Straight-line and other rent adjustments (4)	71	(2,509)	2,510	(3,939)
Third-party lease liability assumption (payments) refunds	—	(25)	—	(25)
Share-based compensation expense	7,345	10,864	13,877	20,243
Amortization of debt issuance costs	3,700	4,031	7,835	7,933
Unconsolidated real estate ventures allocated share of above adjustments	206	201	355	660
Non-real estate depreciation and amortization	251	299	509	593
FAD available to OP Units (A)	$18,208	$19,728	$28,603	$55,090
Distributions to common shareholders and unitholders (B)	$15,332	$19,012	$32,942	$38,010
FAD Payout Ratio (B÷A) (5)	84.2%	96.4%	115.2%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,268	$4,362	$6,856	$5,557
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	9	14	9	16
Second-generation tenant improvements and leasing commissions	5,818	7,719	13,764	15,536
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	13	—	257	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,108	12,095	20,886	21,130
Non-recurring capital expenditures	8,917	3,268	14,151	6,790
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	14	—	28
First-generation tenant improvements and leasing commissions	2,272	2,322	5,920	5,217
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	46	36	83	87
Non-recurring capital expenditures	11,235	5,640	20,154	12,122
Total JBG SMITH Share of Capital Expenditures	$20,343	$17,735	$41,040	$33,252

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net loss attributable to common shareholders	$(19,241)	$(24,373)	$(64,961)	$(56,649)
Net loss attributable to redeemable noncontrolling interests	(3,940)	(3,454)	(11,918)	(7,988)
Net loss attributable to noncontrolling interests	—	(5,587)	—	(10,967)
Net loss	(23,181)	(33,414)	(76,879)	(75,604)
Add:
Depreciation and amortization expense	47,560	51,306	95,147	108,161
General and administrative expense:
Corporate and other	16,720	17,001	32,277	31,974
Third-party real estate services	13,562	18,650	29,633	40,977
Transaction and other costs	2,846	824	4,757	2,338
Interest expense	35,571	31,973	70,771	62,133
(Gain) loss on the extinguishment of debt, net	(2,234)	—	2,402	—
Impairment loss	31,813	1,025	40,296	18,236
Income tax expense (benefit)	(83)	597	(283)	(871)
Less:
Third-party real estate services, including reimbursements revenue	14,805	17,397	29,719	35,265
Income (loss) from unconsolidated real estate ventures, net	1,091	(226)	499	749
Interest and other income, net	698	3,432	1,223	5,532
Gain on the sale of real estate, net	41,832	89	42,369	286

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,287	1,168	2,277	4,215
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(272)	—	(272)	—
Non-cash rent adjustments (1)	71	(2,509)	2,510	(3,939)
Other adjustments (2)	399	3,324	2,092	(2,705)
Total adjustments	1,485	1,983	6,607	(2,429)
NOI	$65,633	$69,253	$130,918	$143,083
Less: out-of-service NOI loss (3)	(1,469)	(2,341)	(3,696)	(5,374)
Operating Portfolio NOI	$67,102	$71,594	$134,614	$148,457
Non-Same Store NOI (4)	7,575	10,254	15,399	23,515
Same Store NOI (5)	$59,527	$61,340	$119,215	$124,942

Change in Same Store NOI	(3.0)%		(4.6)%
Number of properties in Same Store pool	34		34

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SEP
TABLE OF CONTENTS	JUNE 30, 2025

DISCLOSURES	JUNE 30, 2025

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the extent to which our portfolio of assets will be impacted by various actions of the current presidential administration, including ongoing efforts to reduce or adjust federal spending and headcount; the impacts of the federal government’s budget and tax priorities on leasing demand and growth in the Washington, DC metropolitan area; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile and potential offsets for expected increases to our Net Debt / Annualized Adjusted EBITDA; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of/from Amazon.com, Inc.'s ("Amazon") headquarters on/in the DC metropolitan area and National Landing and the speed with which such impact occurs; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) and office space within major urban employment centers; whether we will be well-positioned to capitalize on rent growth, land sales, ground leases, and joint ventures; whether and the pace at which office property values and the macroeconomic landscape will improve; whether the construction and/or delivery of new infrastructure projects in and around National Landing will be completed at all or on the anticipated timeline; whether tenant vacates will occur on the timeline we anticipate; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether we will experience an improvement in retention rate of our office tenants in Northern Virginia (including National Landing); our ability to refinance debt secured by our multifamily assets; whether we will be able to successfully reposition certain buildings in our portfolio or acquire new properties on the expected timeline, or at all, and the impacts of those conversions and acquisitions, particularly in Northern Virginia (including National Landing); annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our demand drivers, as well as increased in-person work requirements, to materialize and increase performance of, and foot traffic around, our multifamily and commercial portfolios at all or on the timeline anticipated and their effect on tenant retention rates, economic impact, job growth, expansion of public transportation and related demand in the Northern Virginia submarket (including National Landing); whether LEO Impact Capital will succeed in their plans to acquire, operate, and invest in multifamily housing in high impact neighborhoods to preserve affordability for middle-income residents; the impacts of removing certain assets in our portfolio from service; whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, distressed office investments and other opportunistic investments in partnership with third-party capital, and share repurchases; whether investments in partnership with third-party capital will allow us to monetize our land bank, take advantage of distressed office and multifamily opportunities, and generate additional fee revenue and carried interest income; whether our assets can be disposed of for values at or above NAV; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; and whether the number of multifamily units and retailers in Northern Virginia (including National Landing) will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	JUNE 30, 2025

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	JUNE 30, 2025

Definitions

See pages 39-42 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	JUNE 30, 2025 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of June 30, 2025

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Chief Investment Officer	Dividend yield	4.0%
Steven A. Museles	Chief Legal Officer
Evan Regan-Levine	Chief Strategy Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$17.30
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	76.02
		Total market capitalization	$1.32
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.55
		Less: cash and cash equivalents at JBG SMITH Share	(0.07)
		Net Debt	$2.48
		Total Enterprise Value	$3.80

		Net Debt / Total Enterprise Value	65.3%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	JUNE 30, 2025 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Six Months Ended
	June 30, 2025		June 30, 2025

Summary Financial Results
Total revenue	$126,479		$247,165
Net loss attributable to common shareholders	$(19,241)		$(64,961)
Per diluted common share	$(0.29)		$(0.87)
Operating portfolio NOI	$67,102		$134,614
FFO (1)	$12,324		$4,829
Core FFO (1)	$15,743		$24,403
FAD (1)	$18,208		$28,603
FAD payout ratio	84.2%		115.2%
EBITDA (1)	$61,432		$92,103
EBITDAre (1)	$49,913		$80,047
Adjusted EBITDA (1)	$52,710		$98,066
Net Debt / total enterprise value	65.3%		65.3%
Net Debt to annualized Adjusted EBITDA	11.8	x	12.6	x

			June 30, 2025

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,479,101
Total consolidated and unconsolidated indebtedness (2)			$2,546,215
Weighted average interest rates:
Variable rate debt (3)			5.65%
Fixed rate debt			5.08%
Total debt			5.26%
Cash and cash equivalents			$65,606

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.15%, and 3.25%, and the weighted average maturity date of the interest rate caps is in Q2 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	JUNE 30, 2025 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	4	2,856	2,856	95.8%	94.0%	$75,724	$54,208
DC	8	2,512	2,326	93.5%	91.7%	69,915	56,736
In-Service	12	5,368	5,182	94.8%	92.9%	145,639	110,944
Recently Delivered	3	1,228	1,228	63.7%	57.5%	26,786	12,932
Multifamily – total / weighted average	15	6,596	6,410	89.0%	85.8%	$172,425	$123,876

Commercial
National Landing Unlevered	13	4,445,123	4,445,123	74.0%	71.6%	$149,711	$95,916
National Landing Levered	3	997,031	997,031	88.9%	88.7%	34,132	25,632
Other	5	1,520,763	1,185,695	75.4%	74.8%	39,818	18,436
Commercial - total / weighted average	21	6,962,917	6,627,849	76.5%	74.8%	$223,661	$139,984

Ground Leases (4)	2	—	—	—	—	$—	$4,548

Operating - In-service	35	5,368 Units/ 6,962,917 SF	5,182 Units/ 6,627,849 SF	83.4%	81.6%	$369,300	$255,476
Operating - Recently Delivered	3	1,228 Units	1,228 Units	63.7%	57.5%	$26,786	$12,932
Operating - Total / Weighted Average	38	6,596 Units/ 6,962,917 SF	6,410 Units/ 6,627,849 SF	81.8%	79.5%	$396,086	$268,408

Development (5)

Under-Construction	1	355 Units	355 Units

Development Pipeline	19	10,714,700	8,672,800

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $20.7 million from sold and recapitalized assets to date, including The Batley that was sold on July 10, 2025, $5.5 million from Tysons Dulles Plaza acquired on May 2, 2025, $2.3 million from 1101 17th Street, and $25.6 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2025 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	June 30, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$995,504	$1,109,172
Buildings and improvements	3,860,105	4,083,937
Construction in progress, including land	340,944	338,333
	5,196,553	5,531,442
Less: accumulated depreciation	(1,420,865)	(1,419,983)
Real estate, net	3,775,688	4,111,459
Cash and cash equivalents	61,432	145,804
Restricted cash	29,530	37,388
Tenant and other receivables	21,372	23,478
Deferred rent receivable	175,709	170,153
Investments in unconsolidated real estate ventures	93,859	93,654
Deferred leasing costs, net	70,684	69,821
Intangible assets, net	52,863	47,000
Other assets, net	117,076	131,318
Assets held for sale	151,082	190,465
TOTAL ASSETS	$4,549,295	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,540,670	$1,767,173
Revolving credit facility	226,000	85,000
Term loans, net	718,252	717,853
Accounts payable and accrued expenses	81,312	101,096
Other liabilities, net	116,109	115,827
Liabilities related to assets held for sale	956	901
Total liabilities	2,683,299	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	543,203	423,632
Total equity	1,322,793	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,549,295	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	JUNE 30, 2025 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE
Property rental	$106,509	$112,536	$208,008	$235,172
Third-party real estate services, including reimbursements	14,805	17,397	29,719	35,265
Other revenue	5,165	5,387	9,438	10,067
Total revenue	126,479	135,320	247,165	280,504
EXPENSES
Depreciation and amortization	47,560	51,306	95,147	108,161
Property operating	34,875	36,254	68,312	71,533
Real estate taxes	12,651	14,399	24,823	28,194
General and administrative:
Corporate and other	16,720	17,001	32,277	31,974
Third-party real estate services	13,562	18,650	29,633	40,977
Transaction and Other Costs	2,846	824	4,757	2,338
Total expenses	128,214	138,434	254,949	283,177
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	1,091	(226)	499	749
Interest and other income, net	698	3,432	1,223	5,532
Interest expense	(35,571)	(31,973)	(70,771)	(62,133)
Gain on the sale of real estate, net	41,832	89	42,369	286
Gain (loss) on the extinguishment of debt, net	2,234	—	(2,402)	—
Impairment loss	(31,813)	(1,025)	(40,296)	(18,236)
Total other income (expense)	(21,529)	(29,703)	(69,378)	(73,802)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(23,264)	(32,817)	(77,162)	(76,475)
Income tax (expense) benefit	83	(597)	283	871
NET LOSS	(23,181)	(33,414)	(76,879)	(75,604)
Net loss attributable to redeemable noncontrolling interests	3,940	3,454	11,918	7,988
Net loss attributable to noncontrolling interests	—	5,587	—	10,967
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(19,241)	$(24,373)	$(64,961)	$(56,649)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.29)	$(0.27)	$(0.87)	$(0.63)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	68,287	91,030	74,867	91,832

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2025 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
June 30, 2025

BALANCE SHEET INFORMATION

Total real estate, at cost	$161,542
Less: accumulated depreciation	(17,522)
Real estate, net	144,020
Cash and cash equivalents	4,809
Other assets, net	11,652
Total assets	$160,481
Borrowings, net	$67,114
Other liabilities, net	10,579
Total liabilities	$77,693

	Three Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025

OPERATING INFORMATION
Total revenue	$2,427	$4,845
Expenses:
Depreciation and amortization	786	1,565
Property operating	843	1,872
Real estate taxes	426	874
Total expenses	2,055	4,311
Other income (expense):
Interest expense	(1,049)	(2,052)
Gain on the sale of real estate	1,500	1,500
Interest and other income, net	28	68

Net income	$851	$50
Earnings and distributions in excess of our investment in unconsolidated real estate venture	217	401
Other	23	48
Income from unconsolidated real estate ventures, net	$1,091	$499

OTHER TANGIBLE ASSETS AND LIABILITIES	JUNE 30, 2025 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	June 30, 2025

Other Tangible Assets, Net (1)
Restricted cash	$30,955
Tenant and other receivables, net	21,587
Other assets, net	90,097
Total Other Tangible Assets, Net	$142,639

Other Tangible Liabilities, Net (2)
Accounts payable and accrued liabilities	$81,691
Other liabilities, net	80,680
Total Other Tangible Liabilities, Net	$162,371

(1)	Excludes cash and cash equivalents, and assets held for sale.
(2)	Excludes liabilities related to assets held for sale.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	JUNE 30, 2025 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(23,181)		$(33,414)		$(76,879)		$(75,604)
Depreciation and amortization expense	47,560		51,306		95,147		108,161
Interest expense	35,571		31,973		70,771		62,133
Income tax expense (benefit)	(83)		597		(283)		(871)
Unconsolidated real estate ventures allocated share of above adjustments	1,835		1,830		3,617		4,382
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(270)		—		(270)		—
EBITDA	$61,432		$52,292		$92,103		$98,201
Gain on the sale of real estate, net	(41,832)		(89)		(42,369)		(286)
Pro rata share of gain on the sale of unconsolidated real estate assets	(1,500)		—		(1,500)		(480)
Real estate impairment loss	31,813		—		31,813		—

EBITDAre	$49,913		$52,203		$80,047		$97,435
Transaction and Other Costs (1)	2,846		824		4,757		2,338
Litigation costs (2)	2,500		—		2,500		—
(Income) loss from investments, net	(98)		(614)		278		(672)
Impairment loss related to non-depreciable real estate	—		1,025		8,483		18,236
(Gain) loss on the extinguishment of debt, net	(2,234)		—		2,402		—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(217)		(458)		(401)		(671)

Adjusted EBITDA	$52,710		$52,980		$98,066		$116,666

Net Debt to Annualized Adjusted EBITDA (3)	11.8	x	11.9	x	12.6	x	10.8	x

Net Debt (at JBG SMITH Share)					June 30, 2025		June 30, 2024
Consolidated indebtedness (4)					$2,479,101		$2,625,329
Unconsolidated indebtedness (4)					67,114		66,553
Total consolidated and unconsolidated indebtedness					2,546,215		2,691,882
Less: cash and cash equivalents					65,606		169,278
Net Debt (at JBG SMITH Share)					$2,480,609		$2,522,604

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2025 and 2024 is annualized by multiplying by two.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2025 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(19,241)	$(24,373)	$(64,961)	$(56,649)
Net loss attributable to redeemable noncontrolling interests	(3,940)	(3,454)	(11,918)	(7,988)
Net loss attributable to noncontrolling interests	—	(5,587)	—	(10,967)
Net loss	(23,181)	(33,414)	(76,879)	(75,604)
Gain on the sale of real estate, net of tax	(41,832)	(89)	(42,369)	(1,498)
Pro rata share of gain on the sale of unconsolidated real estate assets	(1,500)	—	(1,500)	(480)
Real estate depreciation and amortization	46,508	49,631	92,469	104,818
Real estate impairment loss	31,813	—	31,813	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	786	799	1,565	2,290
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(270)	—	(270)	—
FFO Attributable to OP Units	$12,324	$16,927	$4,829	$29,526
FFO attributable to redeemable noncontrolling interests	(2,371)	(2,592)	(1,106)	(4,513)
FFO Attributable to Common Shareholders	$9,953	$14,335	$3,723	$25,013

FFO attributable to OP Units	$12,324	$16,927	$4,829	$29,526
Transaction and Other Costs, net of tax (1)	2,846	840	4,757	1,984
Litigation costs (2)	2,500	—	2,500	—
(Income) loss from investments, net of tax	(74)	(465)	211	(509)
Impairment loss related to non-depreciable real estate	—	1,025	8,483	18,236
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(24)	28	(56)	70
(Gain) loss on the extinguishment of debt, net	(2,234)	—	2,402	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(217)	(458)	(401)	(671)
Amortization of management contracts intangible, net of tax	622	1,065	1,678	2,119
Core FFO Attributable to OP Units	$15,743	$18,962	$24,403	$50,755
Core FFO attributable to redeemable noncontrolling interests	(3,029)	(2,904)	(4,491)	(7,753)
Core FFO Attributable to Common Shareholders	$12,714	$16,058	$19,912	$43,002
FFO per common share - diluted	$0.15	$0.16	$0.05	$0.27
Core FFO per common share - diluted	$0.19	$0.18	$0.27	$0.47
Weighted average shares - diluted (FFO and Core FFO)	68,451	91,154	75,063	91,989

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2025 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$15,743	$18,962	$24,403	$50,755
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(9,108)	(12,095)	(20,886)	(21,130)
Straight-line and other rent adjustments (4)	71	(2,509)	2,510	(3,939)
Third-party lease liability assumption (payments) refunds	—	(25)	—	(25)
Share-based compensation expense	7,345	10,864	13,877	20,243
Amortization of debt issuance costs	3,700	4,031	7,835	7,933
Unconsolidated real estate ventures allocated share of above adjustments	206	201	355	660
Non-real estate depreciation and amortization	251	299	509	593
FAD available to OP Units (A)	$18,208	$19,728	$28,603	$55,090
Distributions to common shareholders and unitholders (B)	$15,332	$19,012	$32,942	$38,010
FAD Payout Ratio (B÷A) (5)	84.2%	96.4%	115.2%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,268	$4,362	$6,856	$5,557
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	9	14	9	16
Second-generation tenant improvements and leasing commissions	5,818	7,719	13,764	15,536
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	13	—	257	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,108	12,095	20,886	21,130
Non-recurring capital expenditures	8,917	3,268	14,151	6,790
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	14	—	28
First-generation tenant improvements and leasing commissions	2,272	2,322	5,920	5,217
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	46	36	83	87
Non-recurring capital expenditures	11,235	5,640	20,154	12,122
Total JBG SMITH Share of Capital Expenditures	$20,343	$17,735	$41,040	$33,252

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended June 30, 2025

Service Revenue
Property management fees	$3,279
Asset management fees	706
Development fees	464
Leasing fees	1,099
Construction management fees	267
Other service revenue	1,035
Total Revenue (1)	$6,850
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(5,397)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$1,453

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations are $7.9 million of reimbursement revenue and $0.1 million of service revenue from our economic interest in real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our Condensed Consolidated Statement of Operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our Condensed Consolidated Statement of Operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended June 30, 2025
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$16,720	$—	$314	$17,034
Third-party real estate services	13,562	(7,851)	(314)	5,397

Total	$30,282	$(7,851)	$—	$22,431

(1)	Adjustments:

A  -  Removes $7.9 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change

Same Store (1)
Multifamily
Revenue	$42,698	$42,119	1.4%	$84,837	$83,333	1.8%
Expenses	(17,902)	(16,939)	5.7%	(34,332)	(32,281)	6.4%
Same Store NOI	$24,796	$25,180	(1.5%)	$50,505	$51,052	(1.1%)

Commercial
Revenue	$54,283	$56,875	(4.6%)	$107,726	$113,612	(5.2%)
Expenses	(20,689)	(21,663)	(4.5%)	(41,296)	(41,998)	(1.7%)
Same Store NOI	$33,594	$35,212	(4.6%)	$66,430	$71,614	(7.2%)

Ground Leases
Same Store NOI	$1,137	$948	19.9%	$2,280	$2,276	0.2%

Total Same Store NOI	$59,527	$61,340	(3.0%)	$119,215	$124,942	(4.6%)
Non-Same Store NOI	7,575	10,254	(26.1%)	15,399	23,515	(34.5%)
Total Operating Portfolio NOI	$67,102	$71,594	(6.3%)	$134,614	$148,457	(9.3%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended June 30, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (7)	Total
Number of operating assets	36	2	15	21	2	38
Property rental (1)	$96,749	$2,186	$49,845	$47,944	$1,146	$98,935
Tenant expense reimbursement	7,680	127	3,740	3,907	160	7,807
Other revenue	5,096	108	638	4,566	—	5,204
Total revenue	109,525	2,421	54,223	56,417	1,306	111,946

Operating expenses	(43,645)	(895)	(23,254)	(21,117)	(169)	(44,540)
Ground rent expense	(304)	—	—	(304)	—	(304)
Total expenses	(43,949)	(895)	(23,254)	(21,421)	(169)	(44,844)

Operating Portfolio NOI (2)	$65,576	$1,526	$30,969	$34,996	$1,137	$67,102

Annualized NOI (3)	$262,304	$6,104	$123,876	$139,984	$4,548	$268,408
Additional Information
Free Rent (at 100% share)	$5,884	$204	$837	$4,834	$417	$6,088
Free Rent (at JBG SMITH Share)	$5,811	$112	$764	$4,742	$417	$5,923
Annualized Free Rent (at JBG SMITH Share) (4)	$23,244	$448	$3,056	$18,968	$1,668	$23,692
% occupied (at JBG SMITH Share) (5)	79.4%	85.6%	85.8%	74.8%	—	79.5%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$6,252	$60	$420	$5,892	$—	$6,312
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$6,252	$32	$420	$5,864	$—	$6,284

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $3.1 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $20.7 million from sold and recapitalized assets to date, including The Batley that was sold on July 10, 2025, $5.5 million from Tysons Dulles Plaza acquired on May 2, 2025, $2.3 million from 1101 17th Street, and $25.6 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2025 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2025.
(7)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent on 1700 M Street is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $1.2 million per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended June 30, 2025 at JBG SMITH Share
	Consolidated	National Landing	DC	Total
Number of operating assets	15	7	8	15
Property rental (1)	$49,845	$27,419	$22,426	$49,845
Tenant expense reimbursement	3,740	1,618	2,122	3,740
Other revenue	638	196	442	638
Total revenue	54,223	29,233	24,990	54,223

Operating expenses	(23,254)	(12,448)	(10,806)	(23,254)
Ground rent expense	—	—	—	—
Total expenses	(23,254)	(12,448)	(10,806)	(23,254)

Operating Portfolio NOI (2)	$30,969	$16,785	$14,184	$30,969

Annualized NOI (3)	$123,876	$67,140	$56,736	$123,876
Additional Information
Free Rent (at 100% share)	$837	$66	$771	$837
Free Rent (at JBG SMITH Share)	$764	$66	$698	$764
Annualized Free Rent (at JBG SMITH Share) (4)	$3,056	$264	$2,792	$3,056
% occupied (at JBG SMITH Share) (5)	85.8%	82.4%	91.7%	85.8%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$420	$420	$—	$420
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$420	$420	$—	$420

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.5 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $20.6 million from sold and recapitalized assets to date, including The Batley that was sold on July 10, 2025.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2025 multiplied by four.
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of June 30, 2025.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended June 30, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	19	2	16	5	21
Property rental (1)	$45,758	$2,186	$40,949	$6,995	$47,944
Tenant expense reimbursement	3,780	127	3,109	798	3,907
Other revenue	4,458	108	4,095	471	4,566
Total revenue	53,996	2,421	48,153	8,264	56,417

Operating expenses	(20,222)	(895)	(17,766)	(3,351)	(21,117)
Ground rent expense	(304)	—	—	(304)	(304)
Total expenses	(20,526)	(895)	(17,766)	(3,655)	(21,421)

Operating Portfolio NOI (2)	$33,470	$1,526	$30,387	$4,609	$34,996

Annualized NOI (3)	$133,880	$6,104	$121,548	$18,436	$139,984
Additional Information
Free Rent (at 100% share)	$4,630	$204	$3,744	$1,090	$4,834
Free Rent (at JBG SMITH Share)	$4,630	$112	$3,744	$998	$4,742
Annualized Free Rent (at JBG SMITH Share) (4)	$18,520	$448	$14,976	$3,992	$18,968
% occupied (at JBG SMITH Share)	74.5%	85.6%	74.7%	74.8%	74.8%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$5,832	$60	$5,832	$60	$5,892
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$5,832	$32	$5,832	$32	$5,864

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $0.1 million from sold assets, $5.5 million from Tysons Dulles Plaza acquired on May 2, 2025, $2.3 million from 1101 17th Street, and $25.6 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2025 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2025.

SIGNED BUT NOT YET COMMENCED LEASES	JUNE 30, 2025 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026	December 31, 2026

Multifamily
Operating	C	$420	$—	$20	$105	$105	$105	$105

Commercial
Operating	C	$5,832	$101	$102	$102	$785	$1,452	$1,458
Operating	U	32	—	—	—	—	3	8
Total		$5,864	$101	$102	$102	$785	$1,455	$1,466

Total		$6,284	$101	$122	$207	$890	$1,560	$1,571

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2025.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	JUNE 30, 2025 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended June 30,
	2025	2024
Effective new lease rates (1)	1.0%	1.0%
Effective renewal lease rates (1)	8.9%	9.0%
Effective blended lease rates (1)	5.0%	5.1%

Renewal rate	49.0%	51.6%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	JUNE 30, 2025 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
New Leasing:
Square feet leased	87	101
Initial rent (1)	$46.75	$47.10
Straight-line rent (2)	$49.06	$49.52
Weighted average lease term (years)	7.5	6.7
Weighted average Free Rent period (months)	4.2	3.8
Tenant improvements and leasing commissions per square foot per annum	$12.01	$11.70
Renewal Leasing:
Square feet leased	121	178
Initial rent (1)	$50.75	$51.53
Straight-line rent (2)	$45.80	$47.85
Weighted average lease term (years)	4.5	3.6
Weighted average Free Rent period (months)	4.9	3.5
Tenant improvements and leasing commissions per square foot per annum	$2.76	$2.64
Total Leasing:
Square feet leased	208	279
Initial rent (1)	$49.07	$49.92
Straight-line rent (2)	$47.16	$48.46
Weighted average lease term (years)	5.8	4.7
Weighted average Free Rent period (months)	4.6	3.6
Tenant improvements and leasing commissions per square foot per annum	$7.80	$7.29
Mark-to-Market on second-generation space:
Square feet leased	198	255
Cash basis:
Initial rent (1)	$49.53	$50.34
Prior escalated rent	$52.73	$52.74
% change	(6.1)%	(4.6)%
GAAP basis:
Straight-line rent (2)	$47.61	$48.62
Prior straight-line rent	$50.02	$50.37
% change	(4.8)%	(3.5)%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent, and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	JUNE 30, 2025 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	5	24,940	0.5%	$835	0.4%	$33.49	$33.49
2025	39	325,213	6.2%	15,576	6.6%	47.90	47.29
2026	63	349,518	6.7%	17,064	7.3%	48.82	49.61
2027	50	690,222	13.2%	32,812	14.0%	47.54	49.90
2028	37	412,274	7.9%	19,171	8.2%	46.50	49.70
2029	34	271,658	5.2%	12,665	5.4%	46.62	51.39
2030	32	571,502	10.9%	27,155	11.6%	47.51	53.88
2031	35	614,735	11.8%	23,790	10.1%	38.70	41.96
2032	18	655,137	12.5%	26,460	11.3%	40.39	43.46
2033	27	355,516	6.8%	15,394	6.6%	48.66	59.93
Thereafter	53	960,774	18.3%	43,627	18.5%	45.41	58.66
Total / Weighted Average	393	5,231,489	100.0%	$234,549	100.0%	$45.17	$50.62

Note: Includes all leases as of June 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.5 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2025, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	JUNE 30, 2025 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	30	1,390,703	26.6%	$55,161	23.5%
2	Amazon	3	357,339	6.8%	16,538	7.1%
3	Lockheed Martin Corporation	2	183,442	3.5%	9,145	3.9%
4	Accenture Federal Services LLC	2	123,706	2.4%	5,726	2.4%
5	Public Broadcasting Service	1	120,328	2.3%	5,120	2.2%
6	Whole Foods Market Group Inc	3	98,625	1.9%	3,878	1.7%
7	American Diabetes Association	1	80,998	1.5%	3,779	1.6%
8	Booz Allen Hamilton Inc	2	69,328	1.3%	3,480	1.5%
9	National Consumer Cooperative	1	65,736	1.3%	3,372	1.4%
10	SAIC	3	62,963	1.2%	3,165	1.3%
11	Na Ali'i Consulting & Sales LLC	2	66,952	1.3%	3,149	1.3%
12	The Aerospace Corporation	2	63,529	1.2%	2,886	1.2%
13	Technomics Inc	1	64,353	1.2%	2,841	1.2%
14	DRS Tech Inc dba Finmeccanica	1	46,184	0.9%	2,283	1.0%
15	Dixon Hughes Goodman LLP	1	49,036	0.9%	2,282	1.0%
16	Nooks LLC	1	46,381	0.9%	2,237	1.0%
17	Conservation International Foundation	1	43,483	0.8%	2,101	0.9%
18	The Cadmus Group LLC	1	42,361	0.8%	1,949	0.8%
19	Interstate Operating Company LP	1	35,073	0.7%	1,946	0.8%
20	Alamo Drafthouse Cinemas	1	52,453	1.0%	1,935	0.8%
	Other	333	2,168,516	41.5%	101,577	43.4%
	Total	393	5,231,489	100.0%	$234,549	100.0%

Note: Includes all leases as of June 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	JUNE 30, 2025 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	88	1,332,171	25.5%	$64,179	27.4%
2	Government	33	1,399,218	26.7%	55,596	23.7%
3	Business Services	35	755,649	14.4%	35,054	14.9%
4	Member Organizations	27	398,301	7.6%	20,332	8.7%
5	Food and Beverage	55	166,385	3.2%	9,226	3.9%
6	Communications	3	160,690	3.1%	7,066	3.0%
7	Health Services	26	181,173	3.5%	6,489	2.8%
8	Real Estate	22	147,440	2.8%	4,571	1.9%
9	Legal Services	11	72,003	1.4%	3,333	1.4%
10	Educational Services	5	48,486	0.9%	2,426	1.0%
	Other	88	569,973	10.9%	26,277	11.3%
	Total	393	5,231,489	100.0%	$234,549	100.0%

Note: Includes all leases as of June 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2025 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	95.1%	93.5%	100.0%	$40,307	$2,142	$2.71
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	97.2%	94.8%	100.0%	26,176	3,086	3.74
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.9%	94.7%	100.0%	9,241	3,045	2.99
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	92.2%	85.6%	—	4,957	2,234	4.82

DC
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	93.2%	90.1%	100.0%	$11,781	$2,236	$3.35
The Batley (6)	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	96.5%	94.4%	—	12,552	2,564	3.69
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	92.6%	91.1%	100.0%	10,485	2,511	3.26
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	94.7%	92.6%	90.7%	10,414	2,724	3.81
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	92.3%	90.0%	100.0%	9,188	2,491	3.56
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	92.5%	93.8%	74.5%	5,923	2,739	3.27
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	88.4%	84.2%	—	4,524	4,712	6.21
West Half (6)	Ballpark	60.0%	C	Y / Y	2019 / N/A	465	385,372	343,089	42,283	91.9%	90.3%	90.7%	15,953	2,670	3.63

Total / Weighted Average (5)						5,368	4,299,634	4,082,716	216,918	94.7%	92.8%	95.0%	$152,020	$2,513	$3.24

Recently Delivered

National Landing
Reva	National Landing	100.0%	C	N/N	2024 / N/A	471	324,188	310,417	13,771	74.2%	72.0%	38.5%	$11,420	$2,721	$4.13
The Grace	National Landing	100.0%	C	N/N	2024 / N/A	337	311,903	287,229	24,674	81.3%	77.2%	81.8%	12,067	3,539	4.18
The Zoe (7)	National Landing	100.0%	C	N/N	2025 / N/A	420	274,995	266,879	8,116	31.4%	25.5%	—	3,299	2,570	4.31

Total / Weighted Average						1,228	911,086	864,525	46,561	63.7%	57.5%	54.8%	$26,786	$3,000	$4.17

Operating - Total / Weighted Average (5)						6,596	5,210,720	4,947,241	263,479	89.1%	85.9%	87.8%	$178,806	$2,576	$3.36

Under-Construction

National Landing
Valen (7)	National Landing	100.0%	C			355	303,932	292,962	10,970

Total						6,951	5,514,652	5,240,203	274,449

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2025 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,314,015	2,269,045	44,970	95.8%	94.0%	100.0%	$75,724	$2,485	$3.02
DC						2,326	1,831,470	1,676,435	155,035	93.5%	91.7%	94.0%	69,915	2,533	3.52
In-Service assets						5,182	4,145,485	3,945,480	200,005	94.8%	92.9%	95.3%	$145,639	$2,507	$3.23
Recently Delivered assets						1,228	911,086	864,525	46,561	63.7%	57.5%	54.8%	26,786	3,000	4.17
Operating - Total/Weighted Average						6,410	5,056,571	4,810,005	246,566	89.0%	85.8%	87.7%	$172,425	$2,573	$3.35
Under-Construction assets						355	303,932	292,962	10,970

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q1 2025	15	5,208,989 SF/ 6,459 Units	5,208,989 SF/ 6,459 Units
Acquisitions	—	—	—
Placed into service (7)	1	274,995 SF/ 420 Units	274,995 SF/ 420 Units
Dispositions (6)	(1)	(273,264) SF / (283) Units	(427,413) SF / (469) Units
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—
Q2 2025	15	5,210,720 SF/ 6,596 Units	5,056,571 SF/ 6,410 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	See "Disposition and Recapitalization Activity" on page 35.
(7)	In Q1 2025, we completed the construction of 2001 South Bell Street, which was rebranded as The Zoe and placed into service in Q2 2025. 2000 South Bell Street, which is under construction, was rebranded as Valen.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2025 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q2 2024 ‑ 2025 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,173	449,873	105,300	88.7%	86.1%	99.5%	$22,884	$46.27	$47.31
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,869	504,282	5,587	64.0%	63.6%	100.0%	16,090	50.00	9.79
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	33.3%	32.4%	74.3%	7,847	49.45	—
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,731	416,804	51,927	73.6%	70.6%	97.4%	16,256	48.53	39.10
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,797	435,035	6,762	67.9%	57.0%	—	12,445	50.22	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	85.2%	92.6%	15,070	49.59	47.41
241 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1977 / 2013	338,414	334,095	4,319	87.7%	86.9%	100.0%	13,006	44.36	30.27
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,692	317,479	12,213	70.1%	69.0%	100.0%	9,318	40.00	45.81
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	301,072	297,534	3,538	98.0%	99.0%	15.1%	14,026	47.52	57.86
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,622	46.24	64.16
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,937	46.08	—
1901 South Bell Street (5)	National Landing	100.0%	C	Y / Y	1968 / 2008	77,788	77,788	—	100.0%	100.0%	—	3,039	39.07	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,128	—	44,128	90.3%	—	90.3%	2,171	—	54.45

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	72.4%	68.7%	97.8%	11,132	43.32	23.72
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,546	34.49	34.28
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,184	263,334	12,850	99.1%	100.0%	80.9%	11,455	42.72	19.82

Other
Tysons Dulles Plaza (6)	Tysons	100.0%	C	N/N	1988 / 2020	491,494	450,721	40,773	65.9%	65.5%	70.1%	$13,988	$43.63	$38.75
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	73.9%	72.1%	92.4%	10,723	47.39	49.15
One Democracy Plaza (7) (8)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,417	211,249	2,168	89.9%	89.8%	100.0%	5,586	29.23	19.02
4747 Bethesda Avenue (9)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	100.0%	100.0%	22,570	72.73	122.41
1101 17th Street	DC CBD	55.0%	U	Y / Y	1964 / 1999	210,311	200,557	9,754	80.3%	78.2%	82.8%	9,105	54.45	70.35

Operating - Total / Weighted Average						6,962,917	6,535,150	427,767	77.4%	75.7%	89.5%	$245,816	$46.62	$44.57

Total at JBG SMITH Share
National Landing Unlevered						4,445,123	4,174,531	270,592	74.0%	71.6%	91.1%	$149,711	$47.01	$44.73
National Landing Levered						997,031	933,222	63,809	88.9%	88.7%	92.2%	34,132	39.57	23.24
Other						1,185,695	1,108,166	77,530	75.4%	74.8%	80.5%	39,818	44.38	48.21
Operating - Total / Weighted Average						6,627,849	6,215,919	411,931	76.5%	74.8%	89.3%	$223,661	$45.20	$41.88

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2025 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q1 2025	20	6,471,783	6,136,795
Acquisitions (6)	1	491,494	491,494
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	(1,853)	(1,853)
Portfolio reclassification	—	—	—
Building re-measurements	—	1,493	1,413
Other	—	—	—

Q2 2025	21	6,962,917	6,627,849

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,173	4,281
241 18th Street S.	338,414	25,249
251 18th Street S.	301,072	38,678
1901 South Bell Street	77,788	197,124
Crystal Drive Retail	44,128	85,052
2221 S. Clark Street - Office	-	35,182

(6)	On May 2, 2025, we acquired Tysons Dulles Plaza for $42.3 million.
(7)	Subject to a ground lease with an expiration date of 11/17/2084.
(8)	Not Metro-Served.
(9)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.

PROPERTY TABLE – UNDER-CONSTRUCTION	JUNE 30, 2025 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
Valen (2)	National Landing	100.0%	303,932	355	Q1 2022	Q3 2025	Q4 2026	$166,854	$13,027	$179,881

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	6.0%
Estimated Incremental Investment	82.2%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$10.7

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(2)	Formerly known as 2000 South Bell Street.

PROPERTY TABLE – DEVELOPMENT PIPELINE	JUNE 30, 2025 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
2100/2200 Crystal Drive Land	National Landing	100.0%	2025	576,800	576,800	—	—	540
1415 S. Eads Street	National Landing	100.0%	2025	538,000	533,800	—	4,200	570
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
RiverHouse Land	National Landing	100.0%	2026	2,046,900	2,020,500	—	26,400	1,515
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2026	1,846,000	944,000	844,000	58,000	765
2250 Crystal Drive	National Landing	100.0%	2026	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2026	492,100	484,100	—	8,000	610
1901 South Bell Street Land (2)	National Landing	100.0%	2026	265,600	265,600	—	—	185
101 12th Street S.	National Landing	100.0%	2026	239,600	—	234,400	5,200	—
2525 Crystal Drive	National Landing	100.0%	2027	373,000	370,000	—	3,000	370
1800 South Bell Street	National Landing	100.0%	2027	208,700	202,200	—	6,500	130
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2026	819,100	758,200	—	60,900	820
Gallaudet Parcel 4 (3)	Union Market	100.0%	2027	644,200	605,200	—	39,000	645
Other VA
Tysons Dulles Plaza Land (2)	Tysons	100.0%	2028	300,000	300,000	—	—	300
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				10,714,700	8,264,600	2,184,300	265,800	7,685

Totals at JBG SMITH Share
National Landing				6,717,200	5,943,700	656,400	117,100	5,390
DC				1,655,600	1,406,100	149,600	99,900	1,465
Other VA				300,000	300,000	—	—	300
				8,672,800	7,649,800	806,000	217,000	7,155

			Fully Entitled	4,859,600	3,872,500	806,000	181,100	4,215
			Entitlement In Process	3,813,200	3,777,300	—	35,900	2,940
				8,672,800	7,649,800	806,000	217,000	7,155

Historical Cost at JBG SMITH Share (5)	$ 391,118

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	JUNE 30, 2025 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by an operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.6 million. As of June 30, 2025, the weighted average remaining term for the option is 1.9 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION AND RECAPITALIZATION ACTIVITY	JUNE 30, 2025 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /		Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet		Price

Q1 2025
8001 Woodmont	100.0%	Multifamily	Bethesda, MD	February 19, 2025	322 Units / 19,542 Retail SF		$194,000

Q2 2025
Capitol Point - North	100.0%	Development Pipeline	Washington, DC	June 20, 2025	451,400 SF	(1)	11,000
WestEnd25	100.0%	Multifamily	Washington, DC	June 25, 2025	283 Units		186,000
Subtotal							$197,000

Q3 2025 To Date
The Batley	100.0%	Multifamily	Washington, DC	July 10, 2025	432 Units		$155,000

Total							$546,000

(1)	Square footage represents estimated potential development density.

Recapitalization Activity:

On May 28, 2025, we sold a 40.0% interest in a real estate venture that owns West Half, a multifamily asset with 465 units in Washington, DC, for $100.0 million.

DEBT SUMMARY	JUNE 30, 2025 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2025	2026	2027	2028	2029	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment) (1)	$—	$—	$226,000	$—	$—	$—	$226,000
Term loans ($720 million commitment)	—	200,000	—	520,000	—	—	720,000
Total unsecured debt	—	200,000	226,000	520,000	—	—	946,000
Secured Debt:
Consolidated principal balance	—	105,000	260,360	85,000	273,620	831,439	1,555,419
Unconsolidated principal balance	33,000	—	35,000	—	—	—	68,000
Total secured debt	33,000	105,000	295,360	85,000	273,620	831,439	1,623,419

Total Consolidated and Unconsolidated Principal Balance	$33,000	$305,000	$521,360	$605,000	$273,620	$831,439	$2,569,419

% of total debt maturing	1.3%	11.9%	20.3%	23.5%	10.6%	32.4%	100.0%
% floating rate (2)	100.0%	18.9%	85.7%	14.0%	—	26.2%	32.7%
% fixed rate (3)	—	81.1%	14.3%	86.0%	100.0%	73.8%	67.3%

Weighted Average Interest Rates
Variable rate (4)	5.63%	4.89%	6.23%	6.02%	—	4.50%	5.65%
Fixed rate	—	5.34%	3.94%	4.58%	5.19%	5.49%	5.08%
Total Weighted Average Interest Rates	5.63%	5.25%	5.91%	4.78%	5.19%	5.23%	5.26%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility (1)	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$226,000	$200,000	$400,000	$120,000	$946,000
Letters of credit	$—	$—	$—	$—	$—
Undrawn capacity	$524,000	$—	$—	$—	$524,000
Interest rate spread (5)	1.59%	1.44%	1.49%	1.50%	1.50%
All-In interest rate (6)	6.04%	5.44%	4.30%	5.51%	5.11%
Initial maturity date	Jun‑27	Jan‑26	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	In July 2025, we repaid $146.0 million under the revolving credit facility.
(2)	Floating rate debt includes floating rate loans with interest rate caps.
(3)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 84.4% of our debt is fixed or hedged.
(4)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.15% and 3.25%, and the weighted average maturity date of the interest rate caps is in Q2 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(5)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of June 30, 2025, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	JUNE 30, 2025 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1215 S. Clark Street (4)	100.0%	$105,000	S + 1.35%	Swap	4.89%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.44%	Swap	5.44%	01/14/26	01/14/27
The Zoe and Valen (5)	100.0%	185,947	S + 2.25%	Cap	6.57%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	74,413	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.49%	Swap	4.30%	01/13/28	01/13/28
Revolving Credit Facility (6)	100.0%	226,000	S + 1.59%	—	6.04%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.50%	Swap	5.51%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	6.02%	07/27/28	07/27/28
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (7)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,501,419
Deferred financing costs and premium / (discount) - mortgage loans		(14,749)
Deferred financing costs - revolving credit facility and term loans		(7,569)
Total Consolidated Indebtedness		$2,479,101

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,540,670
Revolving credit facility		226,000
Deferred financing costs, net (included in other assets)		(5,821)
Term loans		718,252
Total Consolidated Indebtedness		$2,479,101

DEBT BY INSTRUMENT	JUNE 30, 2025 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street (8)	55.0%	$60,000	S + 1.31%	—	5.63%	07/14/25	07/14/25
4747 Bethesda Avenue (9)	20.0%	175,000	S + 1.35%	Cap	5.67%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount) - mortgage loans		(4,431)
Total Unconsolidated Indebtedness		$230,569

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,501,419
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,569,419

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,479,101
Unconsolidated indebtedness at JBG SMITH Share		67,114
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,546,215

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.15% and 3.25%, and the weighted average maturity date of the interest rate caps is in Q2 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	June 30, 2025 one-month term SOFR of 4.32% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of June 30, 2025.
(5)	The maximum principal balance of this loan is $208.5 million. Formerly known as 2000/2001 South Bell Street. The cap strike rate for this loan is 4.50%.
(6)	June 30, 2025 daily SOFR of 4.45% applied to the revolving credit facility. In July 2025, we repaid $146.0 million under the revolving credit facility.
(7)	The cap strike rate for this loan was 1.99%.
(8)	The borrower and lender entered into a forbearance agreement through August 14, 2025.
(9)	The cap strike rate for this loan is 4.38%.

DEFINITIONS	JUNE 30, 2025

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of June 30, 2025, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of June 30, 2025, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2025, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	JUNE 30, 2025

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of June 30, 2025.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2025.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DEFINITIONS	JUNE 30, 2025

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended June 30, 2025 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI", "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI, Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

DEFINITIONS	JUNE 30, 2025

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of June 30, 2025, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of June 30, 2025, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended June 30, 2025.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of June 30, 2025, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of June 30, 2025, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of June 30, 2025.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended June 30, 2025.

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APPENDIX – INTEREST EXPENSE	JUNE 30, 2025 (Unaudited)

Appendix – Interest Expense

	Three Months Ended June 30, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$34,285	$876		$35,161
Amortization of deferred financing costs	3,699	173		3,872
Net unrealized gain on non-designated derivatives (2)	(23)	—		(23)
Capitalized interest	(2,390)	—		(2,390)
Total	$35,571	$1,049		$36,620

	Six Months Ended June 30, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$67,773	$1,704		$69,477
Amortization of deferred financing costs	7,845	348		8,193
Net unrealized gain on non-designated derivatives (2)	(55)	—		(55)
Capitalized interest	(4,792)	—		(4,792)
Total	$70,771	$2,052		$72,823

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains (losses) recorded in "Interest expense" in our Condensed Consolidated Statements of Operations.

APPENDIX – TRANSACTION AND OTHER COSTS	JUNE 30, 2025 (Unaudited)

Appendix – Transaction and Other Costs

	Three Months Ended June 30,			Six Months Ended June 30,
in thousands	2025	2024	X	2025	2024

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$1,888	$34		$2,562	$1,541
Severance and other costs	705	505		1,779	512
Demolition costs	253	285		416	285

Total	$2,846	$824		$4,757	$2,338

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2025 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss attributable to common shareholders	$(19,241)	$(24,373)	$(64,961)	$(56,649)
Net loss attributable to redeemable noncontrolling interests	(3,940)	(3,454)	(11,918)	(7,988)
Net loss attributable to noncontrolling interests	—	(5,587)	—	(10,967)
Net loss	(23,181)	(33,414)	(76,879)	(75,604)
Add:
Depreciation and amortization expense	47,560	51,306	95,147	108,161
General and administrative expense:
Corporate and other	16,720	17,001	32,277	31,974
Third-party real estate services	13,562	18,650	29,633	40,977
Transaction and Other Costs	2,846	824	4,757	2,338
Interest expense	35,571	31,973	70,771	62,133
(Gain) loss on the extinguishment of debt, net	(2,234)	—	2,402	—
Impairment loss	31,813	1,025	40,296	18,236
Income tax expense (benefit)	(83)	597	(283)	(871)
Less:
Third-party real estate services, including reimbursements revenue	14,805	17,397	29,719	35,265
Income (loss) from unconsolidated real estate ventures, net	1,091	(226)	499	749
Interest and other income, net	698	3,432	1,223	5,532
Gain on the sale of real estate, net	41,832	89	42,369	286
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,287	1,168	2,277	4,215
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(272)	—	(272)	—
Non-cash rent adjustments (1)	71	(2,509)	2,510	(3,939)
Other adjustments (2)	399	3,324	2,092	(2,705)
Total adjustments	1,485	1,983	6,607	(2,429)
NOI	$65,633	$69,253	$130,918	$143,083
Less: out-of-service NOI loss (3)	(1,469)	(2,341)	(3,696)	(5,374)
Operating Portfolio NOI	$67,102	$71,594	$134,614	$148,457
Non-Same Store NOI (4)	7,575	10,254	15,399	23,515
Same Store NOI (5)	$59,527	$61,340	$119,215	$124,942

Change in Same Store NOI	(3.0)%		(4.6)%
Number of properties in Same Store pool	34		34

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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